[MOSAIX LOGO]             1999 PERFORMANCE BONUS PLAN

OBJECTIVES

The 1999 Performance Bonus Plan (the "Plan" or the "PBP") is designed to:

- Focus Plan participants on achieving important team goals that are critical to business success.

-       Reward the top individual performers among Plan participants.

PLAN SUMMARY

1) The TEAM BONUS COMPONENT is a quarterly bonus component that pays out bonuses based on the achievement of team objectives that are established at the beginning of each quarter.

        - Each eligible participant will receive the team bonus earned in accordance with the following bonus targets, expressed as percent of annual base salary.

                      Quarterly     Total Full-Year Opportunity
                      ---------     ---------------------------
                         1.25%                 5.00%


        - If objectives are based on projects, milestones, and deadlines, 100%, 75%, or 0% of the target bonus associated with each objective may be achieved, so the total team bonus associated with the quarter may range between 0% and 100%.

        - If objectives are based on quantitative metrics, 0% - 100% of the target bonus may be earned based on a schedule to be established at the beginning of the quarter.

        - The Team Component will not pay out unless the company has positive net operating income for the quarter, including the accrual for the Plan.

        - An individual must maintain an individual performance rating of Meets Standards or higher to be eligible for any bonus under this Plan.

2) The TOP PERFORMER BONUS COMPONENT is an annual discretionary bonus plan component based on corporate performance that is designed to reward outstanding individual performance.

        - A discretionary bonus pool will be created based on the company's performance versus the annual earnings per share target. At 100% of the annual earnings per share (EPS) target, the pool will be funded at 100% of eligible salaries, as follows:


                                   Percent of Annual           Possible Bonus Award as
      Participants in Grades    Salary Used to Create Pool     Percent of Annual Salary
      ----------------------    --------------------------    ------------------------
            27 - 28                      7.0%                         0% - 10%
            20 - 26                      3.0%                         0% - 10%

        - The intent of the Top Performer bonus is to reward the top 25% - 30% of PBP participants. Employees in grades 10-19 are eligible for the Top Performer bonus, but their salaries will not fund the Top Performer bonus pool.

        - EPS must be at least 75% of the annual target, and the pool will fund linearly up to 100% of target. EPS is defined as net income divided by average shares outstanding.

        - An employee must be with the company for at least one quarter to receive a bonus. Both pool funding for an employee and actual bonuses earned may be prorated.

        - At the end of the year, management will determine the top performers and award individual bonuses at the department level. Bonus payments will be made in February 2000.

3) The OVERACHIEVEMENT BONUS COMPONENT to the Plan will fund an additional $5,000 for each $.01 in EPS above the annual target. The additional funds will be distributed through both the team bonus component and the top performer bonus component of the Plan.



Effective January 1, 1999

1999 PERFORMANCE BONUS PLAN                                          PAGE 2 OF 5



DEFINITIONS

"Earnings Per Share"         Annual net income divided by average number of
                             shares outstanding on a fully diluted basis.
                             Determined on a consolidated basis and reported to the public.

"Eligible Base Salary Rate"  The participant's annual base salary or wage rate at the end of the quarter or at the end of the year, applied over the entire quarter or year. If the individual is a regular part-time employee or is part-time during the bonus period, the individual's prorated salary will be used to determine a bonus. The eligible base salary rate does not include:

                             -   Stipend, premium, or salary supplement
                             -   Mileage, per diem, or benefits payments
                             -   Incentive or bonus pay
                             -   Commissions
                             - Pay associated with carrying an electronic pager
                             - Overtime earnings, shift differential pay, or pay for weekend work
                             - Salary for quarters for which the participant is not eligible

                             Note: If the participant is non-exempt, bonuses will be computed based on earnings, not eligible base salary rate.

"Quarter," "Annual"          The periods for measurement for the bonus component
                             of the Plan, as follows:

                             -   1st Quarter          January - March 1999
                             -   2nd Quarter          April - June 1999
                             -   3rd Quarter          July - September 1999
                             -   4th Quarter          October - December 1999
                             -   Annual               January - December 1999

"Regular Staff"              Regular full-time and regular part-time employees
                             on Mosaix's payroll. Temporary employees, contractors, and employees in foreign subsidiaries will not qualify.

TEAM BONUS COMPONENT

At the beginning of each quarter, the departmental leader should determine whether quantitative or qualitative objectives, or some combination of both, should be used for the team bonus component. The departmental leader, senior vice president and/or general manager and Mosaix's Chief Executive Officer must sign off on the quarterly objectives prior to the start of the performance period. Teams that do not have objectives defined and approved by the designated time will be ineligible to participate in the team bonus program.

QUANTITATIVE PERFORMANCE MEASUREMENTS

If quantitative performance measurements are used, the departmental leader may establish a schedule mapping the percentage of salary to be earned as a team bonus is to results versus targets for one or two performance measures. Examples of viable performance measures would include customer satisfaction or team productivity versus established metrics. The schedule cannot pay out more than the quarterly team bonus target, even if performance is greater than 100% achievement. Such a bonus schedule must be reviewed and approved at the corporate level before it can be communicated.

QUALITATIVE PERFORMANCE OBJECTIVES

If qualitative team performance objectives are used, the set of objectives should include the key departmental objectives for the quarter. An example of a qualitative objective would the deliverable of product or completion of a project by a specified date, where the content and quality of the deliverable are specified beforehand. Team objectives must meet the following criteria:

1999 PERFORMANCE BONUS PLAN                                          PAGE 3 OF 5


- They must be linked to the department's overall annual objectives, which in turn must be linked to the company's strategy.

- The objectives must be specific, measurable, achievable, results-oriented, and timebound.

-       The objectives must include a quality component.

- The objectives must be given a weight such that the sum of weights adds up to 100%.

- The objectives must be described so that 100% and 75% achievement are clearly defined.

BONUS ACHIEVEMENT AND COMPUTATION

At the end of each quarter, the departmental (senior) vice president will determine the achievement of the objectives and the bonus achievement, both of which must be approved by Mosaix's Chief Executive Officer. Bonus achievement of each objective may 100%, 75%, or 0%, but may not be increments in between since performance relating to those increments will not have been defined.

Each Plan participant in the department will receive the same bonus as a percentage of base salary based on the total results of the team. For each objective, the weighting times the achievement percentage times the percent-of-salary bonus target times the individual's base salary at the end of the quarter will determine the individual bonus for the component. The bonuses for each objective will be totaled to yield a total team bonus for each participant.

EXAMPLE

In this example, there are four performance objectives and 100% achievement of each objective:

                                                          Percent of
                                           Achievement     Salary at       Bonus Earned
            Objective         Weighting    Percentage    1.25% Target   at $40,000 Salary
       -----------------------------------------------------------------------------------
       1)  Objective 1            40%           100%          .500%          $200.00
       -----------------------------------------------------------------------------------
       2)  Objective 2            30%           100%          .375%          $150.00
       -----------------------------------------------------------------------------------
       3)  Objective 3            20%           100%          .250%          $100.00
       -----------------------------------------------------------------------------------
       4)  Objective 4            10%           100%          .125%           $50.00
       -----------------------------------------------------------------------------------
       Totals                    100%                        1.250%          $500.00
       -----------------------------------------------------------------------------------

TEAM BONUS COMPONENT PAYOUTS

Team bonus component payouts will be made as soon as is administratively feasible following the end of a performance period. This will most likely be in the second pay period following the end of the performance period, but may occur in the third pay period. Plan participants must be active employees of the company at the time of payout to receive a bonus payout. If the employee is non-exempt rather than exempt, his or her earnings over the period will be used to calculate the Team Bonus under the Plan.

TOP PERFORMER BONUS COMPONENT

The top performer bonus will work as described on page one. All employees will be eligible, but funding for bonuses will occur only for those employees in grades 20 and above.

BONUS FUNDING AND CORPORATE PERFORMANCE

The annual top performer bonus pool will fund at 100% of the salary percentages on page one, provided that 100% of the annual earnings per share target is achieved.

- If annual EPS performance is less than 75% of the target, the top performer bonus pool will not be funded.

1999 PERFORMANCE BONUS PLAN                                          PAGE 4 OF 5

- For EPS performance between 75% and 100% of the target, the pool will fund linearly based on EPS performance.

        - For example, at 90% EPS achievement, the pool will be funded at 90% x 3% of base salary for participants in grades 20-26.

        - As described below in the overachievement bonus section, the top performer bonus pool will receive additional funding if the EPS target is exceeded.

The top performer bonus pool will be based on the participants' annual eligible base salary rates at the end of the year, not their base salary earnings during the year. What this means is that the applicable base salary rate to fund the pool for a grade 24 participant who is hired on July 1 at a $40,000 annual base salary will be $40,000, not $20,000. The pool will fund at 3% x $40,000, or $1,200, not at 3% x $20,000, or $600.

BONUS DETERMINATION

Top performer bonuses will be determined at the department level by the department (senior) vice president based on recommendations from line management. The criteria used to determine recipients and awards will include performance ratings, departmental rankings of performance and value, and assessments of contributions during the year. The primary behaviors that will be rewarded will be teamwork, leadership, customer satisfaction, and work quality. It is expected that approximately 25% to 30% of the eligible PBP participants will receive top performer bonuses.

TOP PERFORMER BONUS COMPONENT PAYOUTS

Top performer bonus component payouts will be made in February 2000. Plan participants must be active employees of the company at the time of payout to receive a bonus payout.

ELIGIBILITY FOR PARTICIPATION

All regular staff members who are employed as of the effective date and are not excluded as listed below shall participate in the Plan as of the effective date.

- For payments under the team bonus component of the Plan, participants must be on the payroll and be actively employed as of the first working day of the quarter and for the full duration of the quarter to earn any team bonus for that quarter.

- If an employee works the whole quarter but is part-time for any or all of it, his or her bonus will be prorated to reflect part-time contribution.

- Employees on leaves of absence will not be eligible to earn a bonus pertaining to the leave period, even if they are on paid leave.

        - Quarterly team bonuses will be prorated to reflect leaves of absence. However, if the employee is on leave of absence for one month or more in a given quarter, he or she will not be eligible to receive any team bonus for that quarter.

        - However, the company will allow up to a total of ten (10) days of leave to be treated as normal working days under the Plan for the purpose of team bonus administration.

        - Since the annual top performer bonus component is discretionary in nature, a top performer bonus may be awarded to an individual who was on leave during the year.

No bonus of any kind may be earned under this Plan for a participant who is on a performance improvement plan or whose last performance rating is less than 3.0.

Staff members who are participants in the following plans shall not be eligible to participate in the Performance Bonus Plan:

-       Management Bonus Plan

-       Sales compensation plans, including distribution compensation plans

-       Compensation plans in Professional Services

-       Other approved special cash incentive or bonus plans at Mosaix

1999 PERFORMANCE BONUS PLAN                                          PAGE 5 OF 5



OVERACHIEVEMENT BONUS

As described on page one, there will be additional Plan funding if $5,000 for each $.01 in EPS above the annual target. The additional funds will be distributed through both the team bonus component and the top performer bonus component of the Plan. The distribution of the additional funds between the two bonus components will determined at the end of the year when the amount of overachievement funding is known.

EFFECTIVE DATE

The Plan is effective January 1, 1999, and supersedes all past and previous Mosaix, Inc. ("Mosaix") Performance Bonus Plans. The Plan is effective for 1999 only.

PLAN COMMUNICATION

The Performance Bonus Plan document (this document) is available to all Plan participants. In the event that the Plan is revised, eligible participants shall receive a copy of the revised Plan as soon as is administratively feasible. An announcement regarding quarterly bonuses earned shall be communicated to the employees after the company's quarterly financial statements are released to the public. A similar announcement will be made for the annual Corporate Bonus Component of this Performance Bonus Plan.

DESIGNATION OF BENEFICIARY

Any amount actually payable under this Plan but which is unpaid at the time of a participant's death shall be paid to the beneficiary designated by the participant on Mosaix's group life insurance/accidental death & dismemberment Beneficiary Designation form. This form is filed in the participant's personnel file.

The designated beneficiary may be changed from time to time by filing a new Beneficiary Designation form. The designation last filed shall control the person to whom Plan payments will be made.

In the event that no beneficiary is designated or the designated beneficiary shall predecease the participant, any unpaid amount shall be paid to the participant's executor or administrator. Payments to the beneficiary, executor, or administrator of a deceased participant shall be made in a lump sum as soon as is administratively feasible.

PLAN ADMINISTRATION

The Plan will be administered by the departmental (senior) vice president or general manager, Executive Director of Human Resources, Compensation Manager, and assigned directors within the department. Mosaix's Chief Executive Officer must review the objectives at the start of the performance period and approve payouts at the end of it. In addition to the power with respect to the award of a Performance Bonus described elsewhere in the Plan, the Company is authorized to administer and interpret the Plan subject to its express provisions and to make all determinations necessary or advisable for the administration of the Plan.

Nothing in this Plan shall be construed to limit in any way the right of the Company to terminate a staff member's employment at any time; nor shall it be evidence of any agreement, expressed in any form, to ensure continuation of employment, participation in this Plan, or the granting of an award from this Plan.

While the Company expects to continue the Plan, believing it to be of value to both the eligible staff members and the Company, it reserves the right to amend, modify or terminate the Plan at any time and at its sole discretion.